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                                                                EXHIBIT 3.1



                           ARTICLES OF INCORPORATION

                                       OF

                             HOTEL DISCOVERY, INC.

     The undersigned hereby creates a corporation under Chapter 302A of the Minnesota Statutes and adopts the following Articles of Incorporation.

                                   ARTICLE 1
                                      NAME

     The name of the Corporation is HOTEL DISCOVERY, INC.

                                   ARTICLE 2
                               REGISTERED OFFICE

     The address of the registered office of the Corporation is 3300 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402.

                                   ARTICLE 3
                                    CAPITAL

     A. The Corporation is authorized to issue one hundred million (100,000,000) shares of capital stock, having a par value of one cent ($.01) per share in the case of common stock, and having a par value as determined by the Board of Directors in the case of preferred stock, to be held, sold and paid for at such times and in such manner as the Board of Directors may from time to time determine in accordance with the laws of the State of Minnesota.

     B. In addition to any and all powers conferred upon the Board of Directors by the laws of the State of Minnesota, the Board of Directors shall have the authority to establish by resolution more than one class or series of shares, either preferred or common, and to fix the relative rights, restrictions and preferences of any such different classes or series, and the authority to issue shares of a class or series to another class or series to effectuate share dividends, splits or conversion of the Corporation's outstanding shares.

     C. The Board of Directors shall also have the authority to issue rights to convert any of the Corporation's securities into shares of stock of any class or classes, the authority to issue options to purchase or subscribe for shares of stock of any class or classes, and the authority to issue share purchase or subscription warrants or any other evidence of such option rights which set forth the terms, provisions and conditions thereof, including the price or prices at which such shares may be subscribed for or purchased.
           Such options, warrants and rights, may be transferable or nontransferable and separable or inseparable from other securities of the Corporation. The Board of Directors is authorized to fix the terms,




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           provisions and conditions of such options, warrants and
           rights, including the conversion basis or bases and the option price or prices at which shares may be subscribed for or purchased.

                                   ARTICLE 4
                               SHAREHOLDER RIGHTS

      A. No shareholder of the Corporation shall have any preemptive rights.

      B. No shareholder of the Corporation shall have any cumulative voting rights.

                                   ARTICLE 5
                                  INCORPORATOR

      The name and address of the incorporator, who is a natural person of full age, is:

                                William M. Mower
                              3300 Norwest Center
                            90 South Seventh Street
                       Minneapolis, Minnesota 55402-4140

                                   ARTICLE 6
                WRITTEN ACTION BY LESS THAN ALL OF THE DIRECTORS

      Any action required or permitted to be taken at a Board meeting, other than an action requiring shareholder approval, may be taken by written action of the Board of Directors if signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.

                                   ARTICLE 7
                         LIMITED LIABILITY OF DIRECTORS

      To the fullest extent permitted by law, a director shall have no personal liability to the Corporation or its shareholders for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 7 shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      IN WITNESS WHEREOF, I have signed my name this 31st day of July, 1997.



                                                 /s/ William M. Mower
                                       ------------------------------------
                                          William M. Mower, Incorporator






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